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                                                                       EXHIBIT 5

                                   May 3, 2002

Patterson Dental Company
1031 Mendota Heights Road
St. Paul, Minnesota  55120

         Re:      Patterson Dental Company
                  Registration Statement on Form S-8
                  2001 Non-Employee Directors' Stock Option Plan
                  Employee Stock Ownership Plans

Ladies and Gentlemen:

         In connection with the registration on Form S-8 under the Securities Act of 400,000 shares of common stock to be issued under the Patterson Dental Company 2001 Non-Employee Directors' Stock Option Plan and 332,989 shares of common stock to be issued under the Patterson Dental Company Employee Stock Ownership Plan or the Thompson Dental Company Employee Stock Ownership Plan, I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion and, based thereon, I advise you that, in my opinion, when such shares have been issued and sold pursuant to the applicable provisions of the respective plan and in accordance with the registration statement, such shares will be validly issued, fully paid and nonassessable shares of Paterson Dental Company's common stock.

         I hereby consent to the filing of this opinion as an exhibit to the above described registration statement.

                                         Very truly yours,


                                         /s/ Matthew L. Levitt
                                         --------------------------------------
                                         Matthew L. Levitt
                                         Secretary and General Counsel
                                         Patterson Dental Company